EXHIBIT 99.1

Contacts:	Investors:	Media:
	Brad Samson	Audrey Mautner
	949-719-2220	303-495-7197
	brad.samson@trizetto.com	audrey.mautner@trizetto.com

TriZetto Projects $0.12 to $0.17 GAAP EPS for 2004

and Announces Revised Guidance for 2003

NEWPORT BEACH, Calif. – January 14, 2004 – The TriZetto Group, Inc. (Nasdaq:TZIX) today issued its guidance for 2004, projecting full-year, GAAP earnings per share (EPS) of $0.12 to $0.17 on revenues of $290 to $305 million. This would represent TriZetto’s first profitable full year as a public company. The company also announced guidance of ($0.05) pro-forma loss per share and ($0.50) to ($0.65) GAAP loss per share on revenues of $66 million for the fourth quarter ended December 31, 2003. The company plans to announce final audited results for 2003 on February 3, 2004. TriZetto also reported $49 million in sales bookings in the fourth quarter, as well as an additional $40 million already booked in the first part of 2004. The company further announced today that Chief Financial Officer (CFO) Mike Sunderland will take on a new company-wide process improvement role in the company, and that Jim Malone, former CFO of IMS Health, will become TriZetto’s new CFO later in the first quarter.

“We were disappointed that certain software contracts did not close in the fourth quarter as we had anticipated, bringing expected results below our plan,” said TriZetto Chairman and CEO Jeff Margolis. “Despite that, many significant operational achievements in 2003 have us very strongly positioned in our markets and on solid financial footing to achieve our first full year profit in 2004.”

2004 Guidance

For the full year 2004, TriZetto expects to generate between $290 and $305 million in revenues, representing growth of 7% to 12% from an adjusted continuing operations revenue base of $272 million. The company expects to generate between $38 and $41 million in EBITDA, and between $0.12 and $0.17 GAAP EPS, on a diluted share count of approximately 50 million. Capital expenditures in 2004 are expected to be about $24 to $26 million.

The continuing operations revenue base was adjusted to take into account the anticipated reduction in revenues of approximately $18 million due to a customer being acquired (Altius Health Plans) and from reductions in certain lines of business. In 2004, the company will wind down its provider business and will also eliminate existing assets and services associated with non-Facets payer software platforms. The company will concentrate on those lines of business that offer the best strategic fit, future growth prospects and profitability.

For the first quarter of 2004 ending March 31, TriZetto expects to report between $65 and $70 million in revenues, between $7 and $8 million in EBITDA, and to reach breakeven EPS on fully diluted share count of approximately 49 million.

Revised guidance for 2003

For the full year 2003, the company expects to report approximately $290 million in revenues, $24 million in EBITDA, $0.06 pro forma EPS and ($0.58) to ($0.73) GAAP loss per share. Cash and equivalents at year-end are expected to be approximately $76 million.

For the fourth quarter ended December 31, 2003, the company expects to report $66 million in revenues, $1 million in EBITDA, ($0.05) pro forma loss per share and ($0.50) to ($0.65) GAAP loss per share. Fourth quarter 2003 results are expected to include a charge of between $18 and $25 million for: expected losses on certain contracts related to the provider business; a fixed fee implementation contract expected to be completed by mid 2004; and the write-off of assets related to the provider business and non-Facets payer platforms.

TriZetto reports earnings (loss) in accordance with GAAP and additionally on a non-GAAP basis, referred to as pro forma income (loss) and EBITDA. Definitions of these non-GAAP measures and a reconciliation to GAAP are included at the end of this announcement.

At the end of the fourth quarter, the company’s 12-month revenue backlog was approximately $170 million (reflecting six months of anticipated Altius revenues in 2004) compared to $177.8 million reported in the fourth quarter a year ago and $174.5 million in the third quarter of 2003.

Bookings for the fourth quarter were approximately $49 million compared to $60.7 in the fourth quarter 2002 and $37.4 million in the third quarter 2003.

“The selling process in our industry is long, complex and creates large dollar swings in bookings, as demonstrated by our fourth quarter numbers, as well as by our $40 million of new sales contracts in the first part of January,” added Margolis. “We are carrying good customer momentum and a strong backlog into the new year, and are taking steps with our sales team to increase our visibility on the timing of future bookings and revenues. However, the very involved closing cycles, and the subsequent time it takes to get our service customers into production, lead us to forecast a 2004 revenue range that considers timing variability.

“TriZetto’s fundamentals, including flagship product strengths, favorable industry trends and increasing acceptance of new products and recurring services by large, industry leading customers all grew in 2003. With improving cost efficiencies, even in the midst of making up ground for a lost customer and winding down of non-strategic, unprofitable operations, we are well positioned for our first full profitable year in 2004. In addition, although we continued to experience negative revenue and cost impacts from two fixed-fee implementations in the fourth quarter, both clients reached phase one go-lives, and final go-live dates are currently expected before the end of the second quarter 2004. We believe the experience we have gained in working with these behemoth plans will help us better manage and predict future implementations.”

Executive Changes

The company also announced two executive changes. CFO Mike Sunderland has chosen to change his role in the company and will remain with TriZetto to apply his considerable skill and experience to key strategic initiatives, focused on improving company performance. He will also launch an internal audit function. Sunderland will remain the CFO through the filing and certification of TriZetto’s 2003 10-K.

James C. Malone has joined the company to take over the CFO role for 2004. Malone was most recently CFO of IMS Health, a $1.3 billion provider of marketing and value-added information for the healthcare and pharmaceutical industries. He brings more than 30 years of accounting and financial management expertise to TriZetto, which includes an outstanding record of driving organizations’ financial performance. Before the IMS Health spin-off, Malone was Senior Vice President and Controller of Cognizant Corporation and was also Vice President and Leader of Dun & Bradstreet’s Shared Transaction Services Center. Earlier, he also led accounting and finance operations at Reuben H. Donnelley and Siemens AG. Beginning his career at Price Waterhouse, Malone is a CPA and holds a B.S. in Accounting from St. Francis Colleges in New York. He is relocating and will work in TriZetto’s Newport Beach headquarters office.

Rob Scavo has been named TriZetto’s new Chief Information Officer (CIO), replacing David Shouse, who has stepped down for serious health reasons. Scavo has been with the company since its inception in 1997 and has been a key contributor to TriZetto’s Health Plan 5.0 vision. He has worked in information technology (IT) for the managed healthcare industry for 15 years, leading some of the country’s largest systems implementations. Before TriZetto, Scavo managed mission critical IT projects for PacifiCare Health Systems. Previously, he was regional CIO for FHP International, supporting six states. He also worked in the Health Services Group of Andersen Consulting (now Accenture), and through his career has supported nearly 30 major health care companies. Scavo holds a B.S. in Business Management and Entrepreneurship from the University of Colorado.

Guidance call

TriZetto will host a conference at 5:00 p.m. Eastern Time / 2:00 p.m. Pacific Time today to discuss these announcements. Investors may access the webcast through TriZetto’s web site at www.trizetto.com, first by clicking on the Investors button, and then on the Company Information drop-down menu item. The conference call will be archived and available through TriZetto’s web site for 30 days following the call.

The webcast will also be distributed over CCBN’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN’s individual investor center at www.fulldisclosure.com or by visiting any of the investor sites in CCBN’s Individual Investor Network. Institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents (www.streetevents.com).

About TriZetto

The TriZetto Group, Inc. offers a broad portfolio of healthcare information technology (IT) products and services that can be delivered individually or combined to create a comprehensive solution. The company provides leading proprietary and third-party software, including e-business applications; outsourced services, such as software hosting, transaction processing and IT department operations; and strategic and implementation consulting. TriZetto is focused on three healthcare markets: payers, benefits administrators and physician groups. Its more than 400 customers represent approximately 40 percent of the U.S. insured population. Headquartered in Newport Beach, Calif., TriZetto can be reached at (949) 719-2200 or www.trizetto.com.

Important Notice Regarding Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include statements about future net revenues, profits, and financial results, the market for TriZetto’s services, future service offerings, industry trends, client and partner relationships, and TriZetto’s operational capabilities. Actual results may differ materially from those stated in any forward-looking statements based on a number of factors, including the effectiveness of TriZetto’s implementation of its business plan, the market’s acceptance of TriZetto’s new and existing products and services, the timing of new bookings, risks associated with management of growth, reliance on third parties to supply key components of TriZetto’s services, attraction and retention of employees, variability of quarterly operating results, competitive factors, risks associated with acquisitions, changes in demand for third party products or solutions which form the basis of TriZetto’s service and product offerings, financial stability of our customers, the ability of TriZetto to meet its contractual obligations, including service level commitments, to customers, changes in government laws and regulations and risks associated with rapidly changing technology, as well as the other risks identified in TriZetto’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by contacting TriZetto’s investor relations department at 949/719-2209 or at TriZetto’s web site at www.trizetto.com. All information in this release is as of January 14, 2004. TriZetto undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company’s expectations.

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The TriZetto Group, Inc.

Reconciliation of EBITDA to GAAP Net Income

2004 Guidance

($ In Millions)

Unaudited

Reconciliation of EBITDA to GAAP Net Income:

	3 Months Ended March 31, 2004	Year Ended December 31, 2004
GAAP Net Income	$0	$6-$9
Depreciation and Amortization	7.5	30.8
Interest Expense, net	—	0.5
Provision for Income Taxes	—	1.1

EBITDA	$7-$8	$38-$41

The company defines EBITDA as net income (loss) before interest, taxes, depreciation and amortization, restructuring and related impairment charges, one-time provisions for expected future contractual losses, amortization of deferred stock compensation and impairment of goodwill and other intangible assets. Other companies may calculate EBITDA differently. EBITDA is a non-GAAP measure of profitability and is a widely accepted financial indicator of a company’s ability to service debt. EBITDA should not be considered in isolation or as an alternative to net income (loss) or to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) nor construed as an indicator of operating performance or as a measure of liquidity.

The TriZetto Group, Inc.

Reconciliation of Non-GAAP Financial Measures to GAAP Net Loss

2003 Guidance—Revised

($ In Millions)

Unaudited

Reconciliation of EBITDA to GAAP Net Loss:
	3 Months Ended December 31, 2003	Year Ended December 31, 2003
GAAP Net Loss	$(23)-$(30)	$(27)-$(34)
Depreciation and Amortization	6	31
Loss on Contracts and Related Impairment Charges	18-25	18-25
Interest Expense, net	—	1
Provision for Income Taxes	—	1

EBITDA	$1	$24

Reconciliation of Pro Forma Income (Loss) to GAAP Net Loss:
	3 Months Ended December 31, 2003	Year Ended December 31, 2003
GAAP Net Loss	$(23)-$(30)	$(27)-$(34)
Amortization of Intangibles and Deferred Stock	1	13
Loss on Contracts and Related Impairment Charges	18-25	18-25
Provision for Income Taxes	—	1

Pro Forma Pre-Tax (Loss) Income	(4)	5
Pro Forma Income Tax Benefit (Provision)	1	(2)

Pro Forma (Loss) Income	$(3)	$3

The company defines pro forma income (loss) as net income (loss) before amortization of acquisition intangibles and deferred stock compensation, restructuring and related impairment charges, one-time provisions for expected future contractual losses, impairment of goodwill and other intangible assets and taxes. A 40% tax rate is then calculated on pre-tax pro forma income (loss). Pro forma income (loss) is a non-GAAP measure of profitability and should not be considered in isolation or as an alternative to net income (loss) or to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) nor construed as an indicator of operating performance or as a measure of liquidity.

The company defines EBITDA as net income (loss) before interest, taxes, depreciation and amortization, restructuring and related impairment charges, one-time provisions for expected future contractual losses, amortization of deferred stock compensation and impairment of goodwill and other intangible assets. Other companies may calculate EBITDA differently. EBITDA is a non-GAAP measure of profitability and is a widely accepted financial indicator of a company’s ability to service debt. EBITDA should not be considered in isolation or as an alternative to net income (loss) or to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) nor construed as an indicator of operating performance or as a measure of liquidity.